DT INDUSTRIES, INC.
                  AMENDMENT TO 1994 EMPLOYEE STOCK OPTION PLAN


     WHEREAS, DT Industries, Inc., a Delaware corporation (the "Company"), adopted the DT Industries, Inc. 1994 Employee Stock Option Plan (the "Plan"), dated March 15, 1994. Capitalized terms used herein and not otherwise defined have the meanings given such terms in the Plan; and

     WHEREAS, Article IV of the Plan provides that the Board may at any time amend or revise the terms of the Plan, subject to certain limitations described therein;

     WHEREAS, the Board has resolved to make certain amendments and revisions to the Plan.

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Section 6(c) of Article II thereof is hereby revised to read as follows:

          c. An Option may be exercised only by a written notice of intent to exercise such Option with respect to a specified number of shares of the Common Stock and payment to the Company of the amount of the Option price for the number of shares of the Common Stock so specified: provided, however, that, if the Committee shall in its sole discretion so determine at the time of the grant or exercise of any Option, (1) a notice of intent to exercise an Option may be given by telephonic or electronic means, and (2) all or any portion of such payment may be made in kind by the delivery of shares of the Common Stock having a fair market value, on the date of delivery (as determined in the manner set forth in Section 2(c) of this Article), equal to the portion of the Option price so paid. Options granted pursuant to the Plan shall be exercised by the Optionee as to all or part of the shares covered thereby by (A) giving notice of the exercise thereof, specifying the number of shares to be purchased:
(i) in writing to the corporate secretary of the Company at the principal business office of the Company, (ii) if the Committee in its sole discretion determines under this Section 6(c) of Article II of the

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Plan, by telephonic or electronic means approved by the Committee, or (iii) if the Committee in its sole discretion determines, in a combination of the methods described in (A)(i) and (ii) above; and
(B) accompanied by payment of the full purchase price therefor:
(i) in cash or by certified or official bank check, (ii) if the Committee in its sole discretion determines under this Section 6(c) of Article II of the Plan, in shares of Common Stock, valued as of the date of exercise, of the same class as those to be granted by the exercise of the Option, or (iii) if the Committee in its sole discretion determines, in a combination of the methods described in (B)(i) and (ii) above. The Company will deliver the shares being purchased within five business days of receipt of notice, payment and any other items required under this Plan or the applicable Non-Qualified Stock Option Agreement or Incentive
Stock Option Agreement to exercise Options by an Optionee.

     2. No other provision of the Plan shall be altered, amended, revised or otherwise modified hereby.

     IN WITNESS WHEREOF, this Amendment has been duly executed by order of the Board as of the sixteenth day of May, 1996.

                                      DT INDUSTRIES, INC.


                                      By: /s/ Bruce P. Erdel
                                          --------------------------------
                                          Bruce P. Erdel
                                          Vice President--Finance and Secretary



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